EXHIBIT 3.1
AMENDMENT AND RESTATEMENT OF
ARTICLE V, SECTION 5.1 OF
BY-LAWS
OF
MARTHA STEWART LIVING OMNIMEDIA, INC.
ARTICLE V, SECTION 5.1:
          “SECTION 5.1. Stock Certificates and Transfers. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock in the Corporation represented by a certificate shall be entitled to have a certificate signed in the name of the Corporation (i) by the Chairman of the Board, any Vice Chairman of the Board, or the Chief Executive Officer and (ii) by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Except as otherwise provided by law or these by-laws, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
          Any signature required to be on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
          Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record or by such person’s attorney duly authorized, and upon the surrender of properly endorsed certificates for a like number of shares (or, with respect to uncertificated shares, by delivery of duly executed instructions or in any other manner permitted by applicable law).”
Effective: December 6, 2007